                                                                   EXHIBIT 11.01

                                THE 3DO COMPANY

                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                                        DECEMBER 31,             DECEMBER 31,
                                                    --------------------     --------------------
                                                     1996         1995        1996         1995
                                                    -------     --------     -------     --------
Net income (loss).................................  $ 2,885     $(19,140)    $  (699)    $(35,828)
                                                    =======     ========     =======     ========
Weighted average number of common shares
  outstanding.....................................   27,990       25,782      27,503       25,702
                                                    -------     --------     -------     --------
Common equivalent shares from options to purchase
  common stock....................................    1,506           --          --           --
                                                    -------     --------     -------     --------
Common and common equivalent shares...............   29,496       25,782      27,503       25,702
                                                    =======     ========     =======     ========
Net income (loss) per common and common equivalent
  share...........................................  $  0.10     $  (0.74)    $ (0.03)    $  (1.39)
                                                    =======     ========     =======     ========

---------------

(1) This schedule should be read with Note 4 -- Net Loss Per Share in the Condensed Notes to Consolidated Financial Statements.